Exhibit 10.1e

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR DEFERRED STOCK UNIT AGREEMENT

(Elective Deferral of Restricted Stock)

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”), in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”) and the Colfax Corporation Director Deferred Compensation Plan (the “Director DCP”).

Grant Date:                    , 20

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Stock Units Covered by Grant:

Vesting Schedule:	Vesting Date	Vesting Percentage
	1st anniversary of Grant Date	33.3%
	2nd anniversary of Grant Date	33.3%
	3rd anniversary of Grant Date	33.3%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement, in the Plan and the Director DCP, copies of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and the Director DCP and agree that the Plan and the Director DCP will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan or the Director DCP, as applicable. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR DEFERRED STOCK UNIT AGREEMENT

(Elective Deferral of Restricted Stock)

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant Vesting Dates. If your Service terminates for any reason other than death or Disability, you will forfeit any Stock Units in which you have not yet become vested.

Stock Unit Forfeiture	You will forfeit all rights to receive Stock Units and this Agreement shall be null and void if the Initial Public Offering does not close.

Death	If your Service terminates because of your death, your Stock Units will immediately become 100% vested.

Disability	If your Service terminates because of your death, your Stock Units will immediately become 100% vested.

Delivery of Stock Pursuant to Units	Delivery of the shares of Stock represented by your vested Stock Units shall be made in accordance with your election under the Director DCP in accordance with your deferral election attached hereto as Exhibit A.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a dividend equivalent in deferred stock units for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock. Such dividend equivalents will be governed by your deferral election attached as Exhibit A.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the [Corporate Secretary] to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan and the Director DCP constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A — Deferral Election